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                                                                   Exhibit 10.26


                             EMPLOYMENT AGREEMENT

This Employment Agreement ("Agreement") is made and entered into as of the 2nd day of January, 1997, by and between ENTERPRISE SYSTEMS, INC., an Illinois corporation ("Corporation") and Robert W. Rook, Jr. ("Associate").

WITNESSETH:

WHEREAS, the Corporation is an Illinois corporation that specializes in the design and development of computer software systems; and

WHEREAS, the Associate has extensive experience in the area of Human Resources and Education; and

WHEREAS, the Corporation desires to retain the services of Associate and Associate is willing to be employed by the Corporation;

NOW, THEREFORE, in consideration of the premises and the covenants herein contained and other good and valuable considerations, the receipt and sufficiency of which is hereby acknowledged;

IT IS COVENANTED AND AGREED by and between the parties herein as follows:

SECTION 1. Establishment of Employment. The Corporation hereby employs Associate and Associate hereby agrees to remain in the employ of the Corporation for the duration of the term of his employment hereunder, as Executive Vice President of the Corporation (or in such other positions, titles and duties assigned to him that are consistent with an executive management role) and to perform such duties and services as shall be assigned to him from time to time by the Corporation's Chief Executive Officer. The Associate shall devote his best efforts and entire working time to the interests of the Corporation and will perform his executive duties faithfully and efficiently subject to the general direction of the Chief Executive Officer; provided, that Associate shall be entitled to devote time to personal investments and professional activities, to the extent such activities do not unduly interfere with his duties hereunder.

SECTION 2. Term of Employment. The term of Associate's employment hereunder shall be automatically extended from year to year, all subject however, to termination by the Corporation pursuant to SECTION 11 of this Agreement. Associate shall have the right to terminate upon 30 days written by Associate to the Corporation.


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SECTION 3. Compensation. For all services rendered by the Associate under this
Agreement, the Corporation shall pay the Associate a basic salary at the rate of no less than $130,000 per annum payable in semi-monthly installments. The basic salary shall be reviewed by the Chief Executive Officer of the Corporation a minimum of once per year. The Associate also shall be eligible to participate in any Associate stock ownership, profit sharing, pension, retirement or other plan maintained from time to time by the Corporation for the benefit of all Associates generally of the Corporation. The Corporation shall at all times during the term hereof, at its expense, maintain and provide the Associate a life insurance policy equal to two times the Associate's annual salary, to a maximum of $300,000 payable in the event of death of the Associate to the Associate's designated beneficiary. If the corporation owns the life insurance policy providing the benefit set forth in this agreement, it agrees to transfer the policy to Associate at termination of his employment.

SECTION 4. Bonuses. The Corporation shall pay a bonus equal to thirty-five percent (35%) of salary earned for calendar year, 1997, within ninety (90) days following the end of each year during the term hereof, beginning with calendar 1997, payable no later than March 31, 1998. Any bonus is contingent upon attainment of the Corporation's objectives, as determined by the Board of Directors at the beginning of such year. Additional amounts may be paid as a bonus if the performance objectives are exceeded. The Corporation's Board of Directors will set Corporation performance objectives prior to the end of February 1997, and each February thereafter. Payment of twenty percent (20%) of any bonus will be deferred and paid at the end of the second year following the year in which it is earned; any unpaid portion to be forfeited if the Associate voluntarily terminates employment with the Corporation or is terminated for cause pursuant to Section 11 (a) (I) hereof prior to the due date of such payment. The bonus plan will change periodically and, therefore, shall be based upon the plan approved by the Board of Directors.

SECTION 5. Vacation. The Associate will be entitled to three (3) weeks paid vacation during the initial term hereof. Thereafter, Associate shall be entitled to vacation as set forth in the Corporation's general vacation policy for other Associates, as amended from time to time, except that in no event shall Associate be entitled to less than three (3) weeks vacation. Attendance at professional meetings shall not be treated as vacation time. Additional vacation time may be taken without pay.

SECTION 6. Disability. Associate will be provided with Short Term Disability as specified by the policy maintained by the Corporation for the benefit of Associates generally of the Corporation. In addition, Associate shall be eligible for and the Corporation shall obtain on his behalf long term disability insurance effective on the first day of the month following the date Associate has worked full time for the Corporation for thirty (30) consecutive days. The benefit under the long term disability insurance shall be sixty percent (60%) of the Associate's basic monthly earnings up to a maximum benefit of $12,500 per month.

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SECTION 7. Prohibition Against Assignment. The Associate agrees on behalf of himself or of his executors and administrators, heirs, legatees, distributees, and any other person or persons claiming any benefit hereunder by virtue of this Agreement, that this Agreement and the rights, interests and benefits hereunder shall not be assigned, transferred, pledged or hypothecated in any way by Associate or any executor, administrator, heir, legatee, distributee or other person claiming under Associate by virtue of this Agreement and shall not be subject to execution, attachment or similar process. Any attempt to assign, transfer, pledge, hypothecate or otherwise dispose of this Agreement or of any rights, interests and benefits contrary to the foregoing provisions, or the levy of any attachment or similar process thereupon shall be null and void and without effect.

SECTION 8. Notice. Any and all notices, designations, consents, offers, acceptances, or any other communication provided for herein shall be given in writing to the other party, with the receiving party signing and returning a written verification of receipt.

SECTION 9. Protective Covenants. The Associate acknowledges and agrees that solely by virtue of his employment by, and relationship with, the Employer, he will acquire "Confidential Information," as hereinafter defined, as well as special knowledge of the Employer's relationships with its customers and business brokers, and that, but for his association with the Employer, the Associate will not have had access to said Confidential Information or knowledge of said relationships. The Associate further acknowledges and agrees (i) that the Employer has long term, near-permanent relationships with its customers and business brokers, and that those relationships were developed at great expense and difficulty to the Employer over several years of close and continuing involvement; (ii) that the Employer's relationships with its customers and business brokers are and will continue to be valuable, special and unique assets of the Employer and that the identity of its customers and business brokers is kept under tight security with the Employer and cannot be readily ascertained from publicly available materials available to the Employer's competitors; and
(iii) that the Employer has the following protectable interests that are critical to its competitive advantage in the industry and would be of demonstrable value in the hands of a competitor: software designs, including but not limited to designs relating to health care materials management, health care operating room management, health care patient cost accounting, health care capital asset management, and health care centralized patient scheduling; plans, processes and protocols; formulae; and concepts, ideas and other matters not known to the general public. In return for the consideration, the receipt and sufficiency of which are hereby acknowledged, and as a condition precedent to the Employer entering into this Agreement, and as an inducement to the Employer to do so, the Associate hereby represents, warrants, and covenants as follows:

     A. The Associate has executed and delivered this agreement as his free voluntary act, after having determined that the provisions contained herein are of material benefit to him, and that the duties and obligations imposed on him hereunder are fair and reasonable and will not prevent him from earning a comparable livelihood following the termination of his employment with the Employer;

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     B.  The Associate has read and fully understands the terms and conditions set forth herein, has had time to reflect on and consider the benefits and consequences of entering into this Agreement, and has had the opportunity to review the terms hereof with an attorney or other representative, if he so chooses;

     C. The execution and delivery of this Agreement by the Associate does not conflict with, or result in a breach of or constitute a default under, any agreement or contract, whether oral or written, to which the Associate may be bound;

     D. The Associate agrees that, during the time of his employment and for a period of one (1) year after termination of the Associate's employment hereunder for any reason whatsoever or for no reason, whether voluntary or involuntary, the Associate will not, except on behalf of Employer:

          (1) directly or indirectly, contact, solicit or direct any person, firm, or corporation to contact or solicit any of the Employer's customers, prospective customers, or business brokers (as hereinafter defined) for the purpose of selling or attempting to sell, any products and/or services that are the same as or similar to the products and services provided by the Employer to its customers during the term hereof. In addition, the Associate will not disclose the identity of any such business brokers, customers, or prospective customers, or any part thereof, to any person, firm, corporation, association, or other entity for any reason or purpose whatsoever; and

          (2) directly or indirectly, whether as an investor (excluding investments representing less that five percent (5%) of the common stock of a public company), lender, owner, stockholder, officer, director, consultant, employee, agent, salesperson or in any other capacity, whether part-time or full-time, become associated with any business involved in the design, manufacture, marketing, or servicing of products then constituting ten percent (10) or more of the annual sales of the Employer; and

          (3) solicit or accept if offered to him, with or without solicitation, on his own behalf or on behalf of any other person, the services of any person who is an associate of the Employer, nor solicit any of the Employer's associates to terminate employment with the Employer; and

          (4) act as a consultant, advisor, officer, manager, agent, director, partner, independent contractor, owner, or employee for or on behalf of any of the Employer's business brokers, customers, or prospective customers (as hereinafter defined), with respect to or in any way with regard to any aspect of the Employer's business and/or any other business activities in which Employer engages during the term hereof;
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     E. The Associate acknowledges and agrees that the scope described above is necessary and reasonable in order to protect the Employer in the conduct of its business and that, if the Associate becomes employed by another employer, he shall be required to disclose the existence of this Paragraph 9 to such employer;

     F. For purposes of this Paragraph 9, "customer" shall be defined as any person, firm, or entity that purchases any type of product and/or service from Employer or is or was doing business with the Employer or the Associate within the twelve (12) month period immediately preceding termination of the Associate's employment. For purposes of this Paragraph 9, "prospective customer" shall be defined as any person, firm, or entity contacted or solicited by the Employer or the Associate (whether directly or indirectly) or who contacted the Employer or the Associate (whether directly or indirectly) within the twelve (12) month period immediately preceding termination of the Associate's employment for the purpose of having such persons, firms, or entities become a customer of the Employer. For purposes of this Paragraph 9, "business broker" shall be defined as any person, firm, or entity who is or was doing business with the Employer or the Associate or was contacted or solicited by the Employer or the Associate (whether directly or indirectly) or who contacted or solicited the Employer or the Associate (whether directly or indirectly) within the twelve (12) month period immediately preceding termination of the Associate's employment;

     G. The Associate agrees that both during his employment and thereafter the Associate will not, for any reason whatsoever, use for himself or disclose to any person not employed by the Employer any "Confidential Information" of the Employer acquired by the Associate during his relationship with the Employer, both prior to and during the term of this Agreement. The Associate further agrees to use Confidential Information solely for the purpose of performing duties with the Employment and further agrees not to use Confidential Information for his own private use or commercial purposes or in any way detrimental to the Employer. The Associate agrees that "Confidential Information" includes but is not limited to: (a) any financial, business, planning, software, operations, services, potential services, products, potential products, designs, technical information and/or know-how, formulas, production, purchasing, marketing, sales, personnel, customer, broker, supplier, or other information of the Employer; (b) any papers, data, records, processes, methods, techniques, systems, models, samples, devices, equipment, compilations, invoices, customer lists, or documents of the Employer; (c) any confidential information or trade secrets of any third party provided to the Employer in confidence or subject to other use or disclosure restrictions or limitations; and (d) any other information, written oral, or electronic, whether existing now or at some time in the future, whether pertaining to current or future developments, and whether previously accessed during the Associate's tenure with the Employer or to be accessed during his future employment with the Employer, which pertains to the Employer's affairs or interests or with whom or how the Employer does business. The Employer acknowledges and agrees that Confidential Information does not include (I) information properly in the

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     public domain, or (ii) information in the Associate's possession prior to the date of his original employment with the Employer.

     H. During and after the term of employment hereunder, the Associate will not remove from the Employer's premises any documents, records, files, notebooks, correspondence, computer printouts, computer programs, computer software, price lists, microfilm, or other similar documents containing Confidential Information, including copies thereof, whether prepared by him or others, except as his duty shall require, and in such cases, will promptly return such items to the Employer. Upon termination of his employment with the Employer, all such items including summaries or copies thereof, then in the Associate's possession, shall be returned to the Employer immediately. The Associate agrees to return of such items, which shall be a requirement in order for the Associate to receive, at the time of such termination, or any time thereafter, any compensation due him pursuant to any paragraphs hereunder or otherwise.

     I. The Associate recognizes and agrees that all ideas, inventions, enhancements, plans, writings, and other developments or improvements (the "Inventions") conceived by the Associate, alone or with others, during the term of his employment, whether or not during working hours, that are within the scope of the Employer's business operations or that relate to any of the Employer's work or projects, are the sole and exclusive property of the Employer. The Associate further agrees that (a) he will promptly disclose all Inventions to the Employer and hereby assigns to the Employer all present and future rights he has or may have in those Inventions, including without limitation those relating to patent, copyright, trademark or trade secrets; and (b) all of the Inventions eligible under the copyright laws are "work made for hire." At the request of and without charge to the Employer, the Associate will so all things deemed by the Employer to be reasonably necessary to perfect title to the Inventions in the Employer and to assist in obtaining for the Employer such patents, copyrights or other protection as may be provided under law and desired by the Employer, including but not limited to executing and signing any and all relevant applications, assignments or other instruments. Notwithstanding the foregoing, pursuant to the Employee Patent Act, Illinois Public Act 83-493, the Employer hereby notifies the Associate that the provisions of this Paragraph 9 shall not apply to any Inventions for which no equipment, supplies, facility or trade secret information of the Employer was used and which were developed entirely on the Associate's own time, unless (a) the Invention relates (I) to the business of the Employer, or (ii) to actual or demonstrably anticipated research or development of the Employer, or (b) the Invention result from any work performed by the Associate for the Employer;

     J. The Associate acknowledges and agrees that all customer lists, supplier lists, and customer and supplier information, including, without limitation, addresses and telephone numbers, are and shall remain the exclusive property of the Employer, regardless of whether such information was developed, purchased, acquired, or otherwise obtained by the Employer or the Associate. the Associate agrees to furnish

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     to the Employer on demand at any time during the term of this Agreement, and upon termination of this Agreement, his complete list of the correct names and places of business and telephone numbers of all of its customers served by him and located within any and or all of the territories to which he has been assigned, including all copies thereof wherever located. The Associate further agrees to immediately notify the Employer of the name and address of any new customer, and report all changes of a location of old customers, so that upon the termination of this Agreement, the Employer will have a complete list of the correct names and addresses of all of its customers with which the Associate has had dealings. The Associate also agrees to furnish to the Employer on demand at any time during the term of this Agreement, and upon the termination of this Agreement, any other records, notes, computer printouts, computer programs, computer software, price lists, microfilm, or any other documents related to the Employer's business, including originals and copies thereof; and

     K. It is agreed that any breach or anticipated or threatened breach of any of the Associate's covenants contained in this Paragraph 9 will result in irreparable harm and continuing damages to the Employer and its business and that the Employer's remedy at law for any such breach or anticipated or threatened breach will be inadequate and, accordingly, in addition to any and all other remedies that may be available to the Employer at law or in equity in such event, any court of competent jurisdiction may issue a decree of specific performance or issue a temporary and permanent injunction, without proving special damages or irreparable injury, enjoining and restricting the breach, or threatened breach, of any such covenant, including, but not limited to, any injunction restraining the Associate from disclosing, in whole or part, any Confidential Information. The Associate acknowledges the truthfulness of all factual statements in this Agreement and agrees that he is estopped from and will not make any part thereof. The Associate further agrees to pay all of the Employer's costs and expenses, including reasonable attorneys' and accountants' fees, incurred in enforcing such covenants.

SECTION 11. Termination. The Corporation shall have the right to discharge Associate at any time. Unless otherwise stated under SECTION 2 of this Agreement, or as defined hereafter:

     a) The Corporation shall have the right to discharge Associate and to cancel its obligations under this Agreement at any time upon written notice to Associate if any of the following shall occur:

          i) Associate commits significant fraud or gross misconduct which arises in any manner out of his duties and responsibilities as an officer or Associate of the Corporation.

     b) In the event that Associate dies during the term of this Agreement, the date of death shall constitute the date of termination.

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     c) In the event the Associate becomes disabled during the period of this
     Agreement, the date of disability shall constitute the date of termination. For the purposes of this Agreement, disability shall be defined as occurring at the time at which the Associates has been unable to be actively employed at work for any twelve (12) week period within a six (6) month period and qualifies for the Corporation's long term disability insurance. Actively at work means Associate is able to perform all material and substantial duties of regular work while working the usual number of hours at the normal place of business, or other places of business as directed by the Corporation.

If Associate's service with the Corporation shall be terminated for any reason other than as set forth in Subsections 11 a), b) or c) above, including without limitation any termination without cause, Associate shall continue to be paid and provided the basic salary and insurance (as described in Section 3 hereof), as in effect on the date of termination, in accordance with the following terms:

Twelve (12) months of severance pay will be given.

SECTION 12. Governing Law. This Agreement shall be subject to and governed by the laws of the state of Illinois, irrespective of the fact that Associate may become a resident of a different state.

SECTION 13. Binding Effect. This agreement shall be binding upon and inure to the benefit of the Corporation and Associate and their respective heirs, legal representatives, executors, administrators, successors and assigns.

SECTION 14. Entire Agreement. This Agreement, and the stock option agreement between you and the Corporation, collectively constitute the entire agreement between the parties and contains all of the agreements between the parties with respect to the subject matter hereof, and supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the subject matter hereof. No change or modification of this Agreement shall be valid unless the same be in writing and signed by the Associate and the Corporation. No waiver of any provision of this Agreement shall be valid unless in writing and signed by the person or party to be charged.

SECTION 15. Severability. If any portion or portions of this Agreement shall be for any reason invalid or unenforceable, the remaining portion or portions shall nevertheless be valid, enforceable and carried into effect, unless to do so would clearly violate the present legal and valid intention of the parties hereto.

SECTION 16. Headings. The headings in this Agreement are inserted for convenience only and are not to be considered in construction of the provision hereof.

SECTION 17.  Change of Control. In addition to benefits provided pursuant to
Section 11 of the Agreement, if employment of the Associate is terminated by the Company within twelve months of a change of control, the Associate will be entitled to the following additional benefits: (i) any options to purchase Common Stock which would otherwise be nonvested, will immediately vest, (ii) 100% of the bonus to which he would have otherwise been entitled had he been employed on the last day of the calendar year, and then been terminated, and
(iii) payment of his health insurance premiums for the duration of the COBRA continuation period.


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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed and sealed the day and year first above written.


CORPORATION                                   ASSOCIATE
ENTERPRISE SYSTEMS, INC.


By:  Glen E. Tullman                          By:  Robert W. Rook, Jr.
   ------------------------------                -------------------------------
     Glen E. Tullman                               Robert W. Rook, Jr.
     Chief Executive Officer                       Executive Vice President

Date: 10/13/96                                Date: 10/13/96
     ----------------------------                  -----------------------------




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